Exhibit 5

Linklaters Singapore Pte. Ltd. One George Street #17-01 Singapore 049145 Telephone (+65) 6692 5700 Facsimile (+65) 6692 5708

Republic of the Philippines

Department of Finance

Office of the Secretary

Department of Finance Building

BSP Complex

Manila 1004

Philippines

February 4, 2025

Ladies and Gentlemen:

Republic of the Philippines (the “Republic”)

€1,000,000,000 3.625% Global Bonds due 2032 (the “2032 Bonds”), US$1,250,000,000 5.500% Global Bonds due 2035 (the “2035 Bonds”) and US$1,000,000,000 5.900% Global Bonds due 2050 (the “2050 Bonds” and together with the 2032 Bonds and the 2035 Bonds, the “Securities”)

We have acted as special United States counsel to the Republic in connection with the execution of the Terms Agreement in respect of the 2032 Bonds and the Terms Agreement in respect of the 2035 Bonds and the 2050 Bonds, both dated January 23, 2025 (together, the “Terms Agreements”), between the Republic and the underwriters set out in Schedule A of the Terms Agreements. The Securities are being issued pursuant to the Fiscal Agency Agreement dated October 4, 1999, as amended by Supplement No. 1 to the Fiscal Agency Agreement dated February 26, 2004, Supplement No. 2 to the Fiscal Agency Agreement dated January 11, 2006 and Supplement No. 3 to the Fiscal Agency Agreement dated February 1, 2018 (together, the “Fiscal Agency Agreement”), between the Republic and The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank, N.A.), as fiscal agent (the “Fiscal Agent”).

The offering of the Securities has been made by way of a base prospectus dated November 4, 2022 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement dated January 23, 2025. The Base Prospectus, as supplemented by the prospectus supplement dated January 23, 2025, is referred to herein as the “Final Prospectus”.

This opinion is limited to the federal law of the United States and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other State of the United States or the laws of any other jurisdiction.

We have examined the Fiscal Agency Agreement, the forms of the Securities, such certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that the Republic has the power to execute and deliver the Securities

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters Singapore Pte. Ltd. (Company Registration No. 200007472C) is a qualifying foreign law practice, incorporated with limited liability in Singapore. Linklaters Singapore Pte. Ltd. is affiliated with Linklaters LLP, a limited liability partnership registered in England and Wales with registered number OC326345. Linklaters LLP is a law firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ, England or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on Linklaters LLP’s regulatory position.

and the Fiscal Agency Agreement and perform its obligations thereunder, that the Securities and the Fiscal Agency Agreement have been duly and validly authorized, executed and delivered under the laws of the Republic by the Republic, that the Securities conform to the forms examined by us and that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

In our opinion, the Securities constitute valid and legally binding obligations of the Republic enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 6 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2023 and to the references to us under the heading “Legal Matters” in the Final Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Linklaters

Linklaters Singapore Pte. Ltd.